EXHIBIT 21.1
SUPERIOR ENERGY SERVICES, INC.
List of Subsidiaries

STATE OF JURISDICTION OF
NAME	INCORPORATION OR ORGANIZATION

1105 Peters Road, L.L.C.	Louisiana

Ace Rental Tools, L.L.C.	Louisiana

Blowout Tools, Inc.	Texas

Concentric Pipe and Tool Rentals, L.L.C.	Louisiana

Connection Technology, L.L.C.	Louisiana

CSI Technologies, LLC	Texas

Drilling Logistics, L.L.C.	Louisiana

F & F Wireline Services, L.L.C.	Louisiana

Fastorq, L.L.C.	Louisiana

H.B Rentals, L.C.	Louisiana

International Snubbing Services, L.L.C.	Louisiana

J.R.B. Consultants, Inc.	Texas

Non-Magnetic Rental Tools, L.L.C.	Louisiana

Oil Stop, L.L.C.	Louisiana

Premier Oilfield Rentals Limited	Scotland

ProActive Compliance, L.L.C.	Delaware

Production Management Industries, L.L.C.	Louisiana

SE Finance LP	Delaware

SEGEN LLC	Delaware

SELIM LLC	Delaware

SEMO, L.L.C.	Louisiana

SEMSE, L.L.C.	Louisiana

SES Canada, ULC	Canada

STATE OF JURISDICTION OF
NAME	INCORPORATION OR ORGANIZATION

SESI, L.L.C.	Delaware

SPN Resources, LLC	Louisiana

Southeast Australian Services Pty., Ltd.	Australia

Stabil Drill Specialties, L.L.C.	Louisiana

Stabil Drill (UK), Limited	Scotland

Sub-Surface Tools, L.L.C.	Louisiana

Superior Canada Holdings, Inc.	Delaware

Superior Energy Liftboats, L.L.C.	Louisiana

Superior Energy Services Limited	Scotland

Superior Energy Services, L.L.C.	Louisiana

Superior Energy Services de Mexico, S. de R.L. de C.V	. Mexico

Superior Energy Staffing de Mexico, S. de R.L. de C.V	. Mexico

Superior Energy Services de Venezuela, C.A.	Venezuela

Superior Energy Services (Holdings), Limited	Scotland

Superior Energy Services Trinidad Limited.	Trinidad/Tobago

Superior Inspection Services, Inc.	Louisiana

Universal Fishing and Rental Tools, Inc.	Louisiana

Wild Well Control, Inc.	Texas

Workstrings, L.L.C.	Louisiana